Exhibit 14.1

CODE OF ETHICS

The bank’s reputation for honesty and integrity is determined by the personal reputations of our individual staff members. To protect this reputation and to warrant our customers’ trust, each of us must strive to avoid situations that might cause a conflict of interest among the bank, its customers, its suppliers, and ourselves. The following principles have been established as the bank’s code of ethics. Any exceptions to these policies must be approved in writing.

Conflict of Interest

It is the policy of the bank that all staff members conduct their business affairs in such a manner and with such ethics and integrity that no conflict of interest, real or implied, could exist.

Extension of Credit to Relatives and Business Associates

No employees shall make or approve loans to any bank, partnership, estate, trust, association, or other entity or person in which the employee has an interest directly or indirectly (whether as a director, officer, shareholder, manager, lender, joint venture, or other otherwise controlling investor), or in which a relative has such an interest or business associate. Any such request for credit extension is to be referred to another bank officer with no connection or affiliation to the potential borrower. All transactions are to be arm’s-length transactions.

Employee Indebtedness

Borrowing by an employee from an individual or business customer of the bank should be avoided (unless the customer is a recognized lending institution). The approval or denial of such a request imposes a wrongful burden on the customer and can impair the judgment of the employee when making business decisions involving the customer.

Executive officers of the bank are reminded of the reporting requirements of Regulation O. If you are unclear about these requirements, please contact the president.

Personal Finances

Because of our position of trust in the community, personal finances should be managed with prudence. Personal financial affairs should be conducted in such a manner as to be above regulatory or auditing criticisms or concerns. Officers should discuss any financial emergency with the president. Employees may discuss any financial emergency with the human resources department.

All employees should assume the position of a regular customer when handling their personal bank business. All transactions should be handled in the normal over-the-counter procedure. No employees will be permitted to transact their own or a relative’s bank business. Avoid direct or indirect financial interest with competitors, customers, and suppliers.

Outside Employment

The bank does not wish to control the personal affairs of employees, nor will it attempt to regulate the use of their time outside their employment with us. However, the bank does not look with favor upon a full-time employee working elsewhere if such outside employment in any way affects the individual’s work, fellow employees, or the bank. Of particular concern and requiring the president’s approval are jobs working for a competitor, supplier, or customer. Engaging in self-employment that in any way competes with the bank is prohibited.

Gifts and Fees

Employees and their families (as well as their agents or attorneys) are not to solicit or accept a personal benefit from any customer, vendor, individual, or organization seeking to do business with the bank. A personal benefit is any type of gift, gratuity, loan, fee, compensation, or anything of monetary value. Any deviation from the above must be specifically approved in writing by the president. The bank does recognize that situations may arise when it would be appropriate for a staff member to accept the benefit of a gift. Such situations include:

•	Gifts of nominal value (not in excess of $50.00) given at Christmas or other holidays or special occasions that represent expressions of friendship.

•	Reasonable entertainment such as luncheon, dinner, or business meetings with present or prospective customers and suppliers, when the return of the expenditure on a comparable basis is likely to occur and is properly chargeable as a business expense.

•	Gifts or bequests based strictly on a family relationship.

Political Contributions and Activities

Individual participation in political and civic activities is encouraged, including the making of personal contributions to political candidates or activities. The bank, or anyone acting on its behalf, is prohibited from making an expenditure or contribution either directly or indirectly in connection with an election to political office.

Therefore, the bank will not make political contributions to individual candidates or political parties. Employees who wish to donate money or services to a candidate or party may do so as individuals, and not as representatives of the bank. To avoid any interpretation of bank sponsorship or endorsement, neither the bank’s name nor its address should be used. Do not use the bank name in or associated with any political advertisements or literature.

Business Conduct

In the conduct of the bank’s business, no bribe, kickback, or similar remuneration or consideration of any kind is to be given or offered to any individual or organization. The activities of the bank must always be in full compliance with all applicable laws and regulations. The bank expects its staff to comply fully with the letter, spirit, and intent of all laws and regulations.

It is the policy of the bank to comply fully with the anti-bribery provisions. It is a criminal offense for any U.S. enterprise to offer a bribe to an official, political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to any person, regardless of whether that person is the one making the bribe. A bribe may take the form of an offer, payment, promise to pay, or authorization of the payment of any money or anything of value.

Customer Referral

Bank employees may be requested by bank customers and the general public to provide a referral to professional services, such as attorneys, securities brokers, certified public accountants, insurance agents, and real estate agents. Employees shall, when approved by management, recommend several qualified sources from which the customer can select. Bank employees should not make any adverse or negative comments regarding any outside professional. If an employee cannot give a positive recommendation regarding the outside professional, the employee should indicate to the customer that the employee has no recommendation to give regarding the particular professional. If you do make a positive referral, it should be limited to a statement that you have heard good comments regarding the professional but you or the bank cannot make any specific referrals or endorsements. The employee should exercise extreme care not to make any statement that could subject either the employee or the bank, or both, to an action for libel or slander.

In several instances, discussions with customers may lead to a request that the employee give an opinion or statement about the legality of a particular transaction. Employees are not qualified to give legal advice. The bank also does not engage in the business of giving investment or tax advice. These are areas that are best left to the professional in that particular field. Extreme care must be exercised in discussions with customers, and nothing should be said that could be construed as the giving of legal advice, tax advice, or investment advice.

Employee Purchases Of Bank Stock

In an effort to prevent conflicts of interests only or violations of SEC regulations, purchases or sales of Potomac Bancshares, Inc. stock are to be made through a registered securities broker/dealer. If you have any questions consult your supervisor.

Fiduciary Appointment

Without specific approval, employees are not to act as agent or deputy in any signing capacity on any account (except for members of their families) held in the bank. Further, employees may not act as executor, administrator, trustee, guardian, custodian, or in any fiduciary capacity without authority granted by the bank. This would normally be granted only to act for spouse, mother, father, brother, sister, son, daughter, or dependent.

There may be instances whereby a bank employee is requested to accept an appointment as a fiduciary or co-fiduciary (personal representative, trustee, administrator, guardian, executor, or custodian) with the bank, another person, or a firm or corporation. Except where the request is for a member of the immediate family, all employees must obtain prior approval of the bank’s board of directors before acceptance of the positions. Employees are reminded to consult senior management because federal or state regulations govern the acceptance of fees as a fiduciary.

Confidential Information

All of our records are confidential and may not be copied or disclosed without authorization from management. Never discuss customer affairs, accounts, files, or printed material, except on a need-to-know basis with other employees. Confidential information includes all personnel and payroll records, information about our customers, and anything else about the way we operate.

On a periodic basis, the bank is examined. The reports that examiners furnish must remain the property of the regulatory agency and are strictly confidential. Information contained in the reports is privileged information and should not be communicated to anyone not officially connected with the bank.

The bank respects the right of employees to privacy in matters that have no relation to their employment. Matters of a personal nature concerning fellow employees should be treated with the utmost confidentiality.

Financial information regarding the bank is not to be released to any person unless it has been published in reports to shareholders or otherwise made available to the public in agreement with applicable disclosure regulations currently in effect. Any questions regarding disclosures of confidential financial information should be reviewed with the president and legal counsel prior to disclosure.

Confidential information obtained as a result of comments made within our bank should not be used for private interests.

Abuse or misuse of confidential information will result in severe discipline, and possibly termination.

4